Exhibit 2

Dear shareholder,

It is indeed a great honour for me to serve as Chairman of Westpac. You can be assured I will bring my best to the role as your representative.

In this letter of introduction, I wanted to address a number of key matters that I know will be front of mind to you as our shareholders.

I recognise that this letter arrives at a very unsettling time for many of you. The global COVID-19 pandemic has brought extraordinary challenges in the way we manage our lives, our health, our workplaces and our finances. I have family spread around the world and share much of the anxiety I know many of you must be feeling.

While we are dealing with the here and now, we must also look ahead. I wanted to share with you in this letter, my observations about Westpac and the challenges and opportunities we have ahead of us. These include the impacts of COVID-19, simplifying our business, remuneration practices, balancing opportunity and risk, cultural transformation and management and the Board.

Initial observations

Westpac has wonderful business franchises with individual customers, businesses, institutions and governments, in both Australia and New Zealand. With greater focus we can make these stronger.

However, we must continue to improve our management of non-financial risk and compliance. As a major commercial and retail bank, we should operate under the principle that we have no tolerance for controllable major negative surprises. Changing this requires better performance, risk and compliance processes, along with a stronger risk culture.

I have significant experience in dealing with such issues, particularly from my time in London following the Global Financial Crisis and so am confident these can be addressed.

That said, there are also matters largely outside our control; including the global pandemic and the weaker economic situation that will invariably follow. Further, because of the unprecedented nature of this event, it’s difficult to forecast with any accuracy the scale and duration of the impact.

Together, these global events, as well as our own issues, have contributed to a significant impact on our share price which I recognise is distressing to shareholders.

There is no question we need to raise our game on performance and on driving value, while materially improving our management of non-financial risk and compliance.

Fortunately, we begin these challenges with some great strengths. We are well-capitalised and highly liquid and we are very good at responding to crises. This should give some comfort, but I do not underestimate the task ahead of us.

Handling the impact of COVID-19

Similar to other companies, we have triggered a number of actions to help protect our people, customers and the bank from the immediate effects of the COVID-19 outbreak. As we face into these developments, shareholders should know that our balance sheet is in a good position. Thanks to our previous efforts and the foresight of regulators, we:

•     are among the best capitalised banks in the world;

•     have significant liquidity resources to support customer needs; and

•                  have increased the proportion of customer deposits in our funding profile, while also reducing our reliance on short term wholesale funding.

There is nevertheless much uncertainty over how matters will evolve, however Westpac, and indeed the Australian and New Zealand banking sectors, are well placed to respond and support our economies through this challenging time. As we have done throughout our long history, supporting customers, our people, and the communities in which we operate, remains our priority.

On March 20, we released our support package for consumers and businesses with a range of measures such as deferral of repayments and fee waivers, and higher term deposit rates with monthly payments. These measures complemented actions by the Federal Government, the RBA and our regulators. It’s important we all continue to work together during these times.

We know the outcome of the economic downturn, and some of the actions we are taking, are likely to impact our short-term financial performance and therefore in turn, you, our shareholders. We will provide more detail as developments unfold, including with our results announcement. However, the value of our company is directly linked to the success of our customers and growth in the overall economy. Therefore, it is in the best interests of the company that we support as many customers as possible through this once in a lifetime event.

Strong and stable management

In moments of global stress and uncertainty, management stability and strength are vital. I believe we need a Chief Executive in place now, not later, and with full, rather than acting authority. I have therefore recommended to the Board that Peter King be appointed to this position. Peter has committed to do this for two years.

I have built a strong relationship with Peter since we first met. He understands the Bank, its business and its finances, and has the confidence of the management team as well as my own and that of the Board. He and I are also completely aligned on what needs to be done. He is therefore the right person to take the company forward at the present time, and he now has the full authority to make change and to see it through.

Peter is a good choice and his appointment will provide us adequate time for a suitable replacement internally or externally when the time comes.

Working with the Board, Peter has identified areas of opportunity for greater urgency and change. Together we have developed a good sense of our priorities and the way forward.

Focus on our core

In my experience, success and avoiding failure is mostly about getting the big and important things right, in our case our traditional core businesses - consumer and business banking in Australia and New Zealand, and institutional banking and financial markets domestically and internationally.

Our natural markets are Australia and New Zealand as well as supporting corporate and institutional clients overseas and international clients in our domestic markets.

We have strong and sustainable positions in these areas and are genuinely good at what we do, but we must do better.

Simplify, automate, digitise, data analysis

As a result of historical acquisitions, we have benefitted considerably from the different brands. However, there is a pressing need to simplify processes and invest heavily in moving to a more modern and cost-efficient, integrated environment.

Westpac also needs to re-invent itself to create an effective long-term response to the exponentially evolving digital economy and the threat of new lean and agile FinTech competitors.

Remuneration philosophy and practice

Over the years I have developed personal discomfort with incentive remuneration and particularly that which diverts long-term focus to the short-term. I recognise this is currently also of great interest to shareholders.

I believe we have an opportunity to rebalance our senior management remuneration structure to place greater emphasis on rewarding long, rather than short-term, achievement. There is much to do to agree the right structure and we must consider shareholder feedback along with final remuneration requirements expected to be released by our regulator, APRA.

There is however, an urgent matter concerning this year’s remuneration. The Board and the CEO feel it is fundamental that collective accountability for the financial crime outcomes in Westpac’s business which led to the action brought by AUSTRAC is recognised and taken into account. The Board has fully supported the CEO’s recommendation that annual short-term incentives for 2020 be cancelled for the CEO and the Group Executives.

Performance and cultural transformation

In recent years, we have seen a gradual decline in returns across the sector, including at Westpac. While this has been exacerbated by higher regulatory capital requirements, ultra-low interest rates and the decline in economic growth, we must also recognise there is more for Westpac to do. We need to raise our game.

Improving performance means that we must find new sources of revenue growth within the core and allocate our capital and other resources more effectively, and thereby generate funds to invest significantly for the future. This investment needs to be directed at enhancing non-financial risk management and our technology capability while appropriately rewarding shareholders.

It means the Group must become more externally focused, and with a greater sense of urgency, together with a higher performance and compliance ethic.

Regulatory feedback, and our own Culture, Governance and Accountability self-assessment have commented on the diffused accountability within the Group, as well as the time it takes to make change and implement programmes.

Peter recognises this and has decided to put in place a clearer accountability regime which will speed up decision making and implementation, as well as defining more clearly who is individually accountable and for what. He has commenced a transformation that will see Westpac retain its focus on deepening customer relationships but move away from full matrix reporting and shift instead to a clearer line-of-business model.

This will provide more clearly defined first-line accountability, which will see each area directly accountable for financial, compliance, performance and customer outcomes.

Having implemented such cultural change a number of times in the past, I believe the Group also requires a more robust transformation and change process, reporting to the CEO to move quickly to a more effective paradigm.

We are therefore planning to appoint an Executive to be responsible for an end-to end transformation programme, including cultural change. He or she will mastermind the programme, launch a number of change initiatives, keep it on track, and ensure it gets implemented and embedded.

Equally important is to recognise performance comes with risk, and therefore, raising our game on risk management needs to be front of mind.

Balancing opportunity and risk

As the new Chair, I thought it worthwhile to articulate my views on the nature of risk and the importance of managing and governing risk in a major bank.

It seems consistently true that in good times, banks tend to forget that good times don’t last forever. I’ve always believed that in good times we should leave something in the tank for more difficult times. Today’s circumstances illustrate why. We must never forget that banking is cyclical and to be prepared for that.

There is no return without risk. That is particularly true of banks where every time we lend, we take a considered assessment of repayment and risk. What we invest today, in our lending, in our systems, and in our capability, is certain, but the revenues and returns are uncertain and come later. Generally, the higher the expected return, the higher the risk and vice versa.

That said, undertaking excessive risk, well beyond that required to support the needs of our core customers and franchises, is no place for a major bank like Westpac on which significant reliance is placed. The system is based on confidence and trust. Westpac needs to continue to be a safe and reliable member of society and a secure place for customers, particularly depositors, suppliers, employees, investors and the authorities. Banks are also highly leveraged and there is therefore a low and finite amount of risk we are able to tolerate.

Accordingly, the effective allocation of scarce resources and the management of the amount of risk we are able to take are fundamental.

Essentially, the level of risk we take is determined by the decisions as to which businesses we are in, the extent to which we participate in them, our capabilities (including management) in these areas, the security of our capital and financing, the quality of oversight by the Board, the culture of the organisation, and the effectiveness of our management of financial, operational and non- financial risk.

We are facing a weaker, uncertain and more volatile economic environment, mainly but not wholly, associated with COVID-19, as well as unusually low interest rates that are likely to be sustained for longer. Fortunately, governments have been incredibly supportive of the community, which is of enormous assistance in lowering risk, but it is inevitable that loan losses in particular will rise. Therefore, we need to remain well capitalised, which we are, and effective in our management and governance of these risks.

At the same time, government and regulatory scrutiny is rising, partly for the protection of society, but also as a result of our own actions. We have a number of regulatory investigations and legal actions in progress, over and above the AUSTRAC matter. We need to have more effective management of non-financial risks, as well as a strong risk culture across the organisation in the first, second and third lines of management, as well as strong Board oversight.

We will therefore be making a number of changes both in the management of risk, but also in its oversight by the Board, to ensure all of this is in place, and effective, some of which we are announcing today.

Banks need a strong Board and a comprehensive agenda

Banking is a highly specialised and incredibly complex sector and, as we are experiencing now, does face enormous cyclicality. Banks are highly leveraged and dependent on the economies that they serve. As such, it is important that we have a strong management team and a diverse Board with appropriate banking and other relevant credentials. While it is important that we have non- executive directors with significant time on the Board, we also need to ensure the Board is renewed. Ensuring the strength, relevant experience and diversity is one of my highest priorities.

In terms of the conduct of Board and Committee meetings, having now spent time on each, and with each of the Directors individually, I have some changes in mind.

The Board agenda itself is enormous on a number of fronts. Firstly, as I mentioned, we are facing increased regulatory scrutiny particularly on non-financial risk and compliance, and the AUSTRAC matter has exposed significant shortfalls. Recent Board and Committee meetings have been dominated by these aspects.

There is no question that non-financial risk and compliance matters, as well as the increased financial risk from the COVID-19 outbreak and associated economic slowdown, must remain a focus for the Board and appropriate committees. We need to ensure these are handled in the most effective way.

Over and above risk management, the Board needs to allocate appropriate time to strategy, management quality, CEO succession, governance, financial performance and value creation, as well as the simplification, automation and digitisation of legacy operational and technological platforms.

To resolve this, I have decided the risk aspects of the Board should be handled differently, with regulatory and legal investigations and remediation, including financial crime remediation, handled by a separate committee, the Board Legal and Regulatory Committee, allowing the Board Risk and Compliance Committee to focus on setting, and ensuring adherence to, risk appetite, current and future credit policies, market and operational risks as well as mitigating them. Each committee will have a different mix of Directors.

The Board Nominations Committee, which deals primarily with the appointment of Directors, will now also oversee governance developments, as well as key management appointments reporting to the CEO, to ensure effective bench strength as well as ensuring we have people with future CEO potential in these positions. In addition to technology, the Board Technology Committee will also oversee data.

Final thoughts

These are difficult times for the economy and our company, with the impact of COVID-19 still unfolding. As a bank, we have a really important role to play in the community at this critical time. We are responding appropriately and the decisions we are making now, and over coming weeks and months, will make a significant difference going forward.

However, given the impact of the Coronavirus on the economy and the level of uncertainty, while it is difficult to make a reasonable assessment of its potential impact at the moment, we expect to see a rise in our credit provisioning this year and probably beyond, which will be accelerated by recently implemented accounting standards. We are currently working through this and will update shareholders in due course.

I trust we can rely on shareholder support through these challenging times.

Yours faithfully,

John McFarlane

Chairman

Westpac Banking Corporation

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